EXHIBIT 99.1


             Liquidation of Corporate Backed Trust Certificates,
                       Verizon New York Debenture-Backed
                              Series 2004-5 Trust


NEWS RELEASE - IMMEDIATE - June 14, 2004:

        On May 7, 2004 Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-5 Trust (CUSIP 21988K867; NYSE listing JZB), established by Lehman ABS Corporation, announced that it would be terminated in accordance with the terms of its trust agreement. The assets of the trust are $25,000,000 principal amount of 7 3/8% Debentures, Series B, due 2032 issued by Verizon New York Inc. and a swap agreement between the trust and Lehman Brothers Special Financing Inc. Previously the holders of the trust certificates have elected to receive either their pro rata portion of the Verizon New York debentures or the proceeds from the sale of such debentures.

        Holders who have elected to receive a pro rata portion of the sale proceeds of the Verizon New York 7 3/8% debentures are expected to receive $23.82 in cash per $25 par value of trust certificates and holders who have elected to receive a pro rata portion of such debentures are expected to receive the equivalent value thereof. The final distribution from the trust is expected to be made on or before June 17, 2004.















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Contact:
U.S. Bank Trust National Association Corporate Trust Services, 800-934-6802